SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                    ALLIANCE CAPITAL MANAGEMENT HOLDING L.P.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                  Units Representing Assignments of Beneficial
                   Ownership of Limited Partnership Interests
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    01855A101
                       ----------------------------------
                                 (CUSIP Number)

                                December 31, 2002
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_] Rule 13d-1(b)

         [_] Rule 13d-1(c)

         [X] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------
CUSIP NO. 01855A101
---------------------------------

--------------------------------------------------------------------------------
     NAME OF REPORTING PERSONS
1.   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Meiji Life Insurance Company
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
2.                                                               (a) [_]
                                                                 (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3.

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4.

     Japan
--------------------------------------------------------------------------------
                              SOLE VOTING POWER
                        5.
      NUMBER OF
                              3,588,000
        SHARES          --------------------------------------------------------
                              SHARED VOTING POWER
     BENEFICIALLY       6.

       OWNED BY               0
                        --------------------------------------------------------
         EACH                 SOLE DISPOSITIVE POWER
                        7.
      REPORTING
                              3,588,000
        PERSON          --------------------------------------------------------
                              SHARED DISPOSITIVE POWER
         WITH:          8.
                              0
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9.
     3,588,000
--------------------------------------------------------------------------------
     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.                                                                      [_]

--------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
     4.7%
--------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON
12.
     00
--------------------------------------------------------------------------------


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


Item 1.

         (a)    Name of Issuer:

                Alliance Capital Management Holding L.P.

         (b)    Address of Issuer's Principal Executive Offices:

                1345 Avenue of the Americas
                New York, New York 10105

Item 2.

         (a)    Name of Person Filing:

                Meiji Life Insurance Company

         (b)    Address of Principal Business Office or, if none, Residence:

                1-1, Marunouchi 2-chome
                Chiyoda-ku, Tokyo 100-0005, Japan

         (c)    Citizenship:

                Japan

         (d)    Title of Class of Securities:

                Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests

         (e)    CUSIP Number:

                01855A101

Item 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

         N/A

Item 4.  Ownership.

         (a)    Amount Beneficially Owned:

                3,588,000

         (b)    Percent of class:

                4.7%

         (c)    Number of shares as to which the person has:

                (i)    Sole power to vote or to direct the vote

                       3,588,000


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


                (ii)   Shared power to vote or to direct the vote

                       0

                (iii)  Sole power to dispose or to direct the disposition of

                       3,588,000

                (iv)   Shared power to dispose or to direct the disposition of

                       0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N/A


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.


Item 8.  Identification and Classification of Members of the Group.

         N/A

Item 9.  Notice of Dissolution of Group.

         N/A

Item 10. Certifications.

         N/A



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


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 31, 2003                   MEIJI LIFE INSURANCE COMPANY


                                          By: /s/ Iku Mitsueda
                                              ---------------------------------
                                              Name:  Iku Mitsueda
                                              Title: Director, Investment
                                                     Administration Department




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